Exhibit 99.1

Surface Oncology to Present at the Cowen IO Next Summit

CAMBRIDGE, Mass., November 9, 2020: Surface Oncology (Nasdaq: SURF), a clinical-stage immuno-oncology company developing next-generation immunotherapies that target the tumor microenvironment, today announced that Jeff Goater, its chief executive officer, and Robert Ross, M.D., its chief medical officer, will participate in a fireside chat at the upcoming Cowen 4th Annual IO Next Summit on Friday, November 13, 2020 at 10:45 a.m. ET. The discussion will focus on Surface’s lead programs, SRF617 (targeting CD39) and SRF388 (targeting IL-27).

The live audio and subsequent archived webcasts of the fireside chat will be accessible from the events page of the Company’s investor relations website, investors.surfaceoncology.com/news-events/events.

About Surface Oncology:

Surface Oncology is an immuno-oncology company developing next-generation antibody therapies focused on the tumor microenvironment. Its pipeline includes two wholly-owned lead programs targeting CD39 (SRF617) and IL-27 (SRF388), a clinical-stage collaboration with Novartis targeting CD73 (NZV930), and two preclinical programs, each focused primarily on activating natural killer cells (via targeting PVRIG, also known as CD112R (SRF813)), or depleting regulatory T cells (via targeting CCR8 (SRF114)). Surface’s novel cancer immunotherapies are designed to achieve a clinically meaningful and sustained anti-tumor response and may be used alone or in combination with other therapies. For more information, please visit www.surfaceoncology.com.

Contacts:

Investors
Matt Lane
matt@gilmartinir.com
617-901-7698

Media
Matthew Corcoran
mcorcoran@tenbridgecommunications.com
617-866-7350